Exhibit 99.1

NEWS RELEASE September 30, 2019

Tetra Tech Announces Executive Appointments

Pasadena, California. Tetra Tech, Inc. (NASDAQ: TTEK) announced today the promotion of Dr. Leslie Shoemaker to President. In this role she will lead our strategic planning and operating segments.

Dr. Shoemaker joined Tetra Tech 28 years ago, and has held increasingly responsible positions including project manager, chief strategy officer, and most recently executive vice president and business segment president. She has been instrumental in leading our growth strategies that have supported Tetra Tech’s expansion over the past decade from a U.S. business to the global operations we are today.  She obtained her Ph.D. in Agricultural Engineering from University of Maryland, Master of Engineering from Cornell University, and majored in Mathematics for her undergraduate degree at Hamilton College.

“Dr. Shoemaker is highly qualified to lead our operations in the further expansion of our market-leading water and environment solutions and advanced analytics practice. She exemplifies Tetra Tech’s Leading with Science® approach, with her ability to build high performing interdisciplinary teams, and expertise in advanced analytics and innovative water modeling of large-scale systems,” said Dan Batrack, Tetra Tech CEO and Chairman.

“Tetra Tech has tremendous opportunities as we enter the 2020 fiscal year, to address some of today’s most challenging problems: adapting to a changing climate, and providing for essential water, environment and infrastructure. Our scientists and engineers build on a legacy of analytics, empowered by today’s most advanced technology. I look forward to further developing our highly talented group of professionals to support our clients’ needs,” said Dr. Shoemaker.

Additionally, Mr. Derek Amidon has been promoted to lead the Commercial International Services Group (CIG), one of our two business segments, in addition to his current role as President of the Commercial Account Management Division. He brings to this role significant experience in the design and implementation of environmental restoration programs and support of our Fortune 100 client accounts in the commercial sector. Most recently he has led the successful integration of the acquisition of the United Kingdom based WYG.

About Tetra Tech

Tetra Tech is a leading provider of high-end consulting and engineering services for projects worldwide. With 20,000 associates working together, Tetra Tech provides clear solutions to complex problems in water, environment, infrastructure, resource management, energy, and international development. We are Leading with Science® to provide sustainable and resilient solutions for our clients. For more information about Tetra Tech, please visit tetratech.com, follow us on Twitter (@TetraTech), or like us on Facebook.

3475 E. Foothill Boulevard, Pasadena, CA 91107

Tel +1 626.351.4664 | Fax +1 626.351.1188 | www.tetratech.com

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Risk Factors" included in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.

CONTACTS:
Jim Wu, Investor Relations
Charlie MacPherson, Media & Public Relations
(626) 470-2844

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